EXHIBIT 10.3

FOURTH SUPPLEMENT

TO THE MASTER LOAN AGREEMENT

(TERM REVOLVING LOAN)

THIS FOURTH SUPPLEMENT TO THE MASTER LOAN AGREEMENT (this “Fourth Supplement”), dated as of October 1, 2007, is between AGSTAR FINANCIAL SERVICES, PCA, an United States corporation (the “Lender”) and HERON LAKE BIOENERGY,  LLC, a Minnesota limited liability company (the “Borrower”), and supplements and incorporates all of the provisions of that certain Fourth Amended and Restated Master Loan Agreement, of even date herewith, between the Lender and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”).

1.                                      Definitions.  As used in this Fourth Supplement, the following terms shall have the following meanings.  Capitalized terms used and not otherwise defined in this Fourth Supplement shall have the meanings attributed to such terms in the MLA.  Terms not defined in either this Fourth Supplement or the MLA shall have the meanings attributed to such terms in the Uniform Commercial Code, as enacted in the State of Minnesota and as amended from time to time.

“First Supplement” means that certain Amended and Restated First Supplement dated December 27, 2006.

“Monthly Payment Date” means the first (1st) day of each calendar month.

“Outstanding Credit” means, at any time of determination, the aggregate amount of Advances then outstanding.

“Outstanding Revolving Advance” means the total Outstanding Credit under this Fourth Supplement and the Term Revolving Note.

“Request for Advance” shall have the meaning specified in Section 7(a) of this Fourth Supplement.

“Revolving Advance” means an advance under this Fourth Supplement and the Term Revolving Note.

 “Term Revolving Note” means that certain promissory note of even date herewith to be executed and delivered to the Lender by the Borrower in the amount of $5,000,000.00 pursuant to the terms and conditions provided for in this Fourth Supplement and the MLA.

“Term Revolving Loan Commitment” shall mean the following:

On the Closing Date	$5,000,000.00
October 1, 2008	$4,500,000.00
October 1, 2009	$4,000,000.00
October 1, 2010	$3,500,000.00
October 1, 2011	$3,000,000.00

“Term Revolving Loan Maturity Date” means October 1, 2012.

“Term Revolving Loan Termination Date” shall have the meaning specified in Section 3 of this Fourth Supplement.

“Unused Commitment Fee” shall have the meaning specified in Section 7(d) of this Fourth Supplement.

2.                                      Conversion of Construction Loan into Term Revolving Loan.  Pursuant to the terms and conditions contained in the MLA and this Fourth Supplement, Lender agrees to  convert a portion of the Construction Loan and obligations represented by the Construction Note into a Term Revolving Loan in the original principal amount of $5,000,000.00 to be used for, Project Cost, cash and inventory management purposes.   Notwithstanding the foregoing, no Advances under the Term Revolving Loan shall be made for purposes other than the payment of Project Costs without the written consent of the Lender.

                                                3.                                      Term Revolving Loan Commitment.  Lender agrees, on the terms and conditions set forth in the MLA and this Fourth Supplement, to convert $5,000,000.00 of the Construction Loan and obligations represented by the Construction Note into a Term Revolving Loan on the effective date of this Fourth Supplement, and to make one or more advances to the Borrower, during the period beginning on the effective date of this Fourth Supplement and ending on the Business Day immediately preceding the Term Revolving Loan Maturity Date (the “Term Revolving Loan Termination Date”), in an aggregate principal amount outstanding at any one time not to exceed Term Revolving Loan Commitment.  The Term Revolving Loan Commitment shall expire at 12:00 noon Central time on the Term Revolving Loan Maturity Date.  Under the Term Revolving Loan amounts borrowed and repaid or prepaid may be reborrowed at any time prior to and including the Term Revolving Loan Termination Date provided, however, that at no time shall the sum of the Outstanding Revolving Advances exceed the Term Revolving Loan Commitment.  The Borrower shall, without penalty or premium and within five (5) days following each annual anniversary date of the Closing Date, prepay the Outstanding  Revolving Advances in the amount, if any, by which the Outstanding Credit on such date exceeds the Term Revolving Loan Commitment then in effect, together with accrued interest thereon to the date of such prepayment.

4.                                      Purpose.  Advances under the Loan may be used for cash and inventory management purposes of the Borrower and its subsidiaries, including closing costs and fees associated with the Term Revolving Loan.  The Borrower agrees that the proceeds of the Loan are to be used only for the purposes set forth in this Section 4.

5.                                      Repayment of the Term Revolving Loan.  The Borrower will pay interest on the Term Revolving Loan on the first (1st) day of each month, commencing on the first (1st) Monthly Payment Date following the date on which the first Advance is made on the Term Revolving Loan, and continuing on each Monthly Payment Date thereafter until the Term Revolving Loan Maturity Date.  On the Term Revolving Loan Maturity Date, the amount of the then unpaid principal balance of the Term Revolving Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to the Term Revolving Loan shall be due and payable.  If any Payment Date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.

6.                                      Term Revolving Loan Term.   The Term Revolving Loan term shall run for a period beginning on the Closing Date and ending on the Term Revolving Loan Maturity Date.

7.                                      Making the Advances.

(a)                                  Revolving Advances.  Each Revolving Advance shall be made, on notice from the Borrower (a “Request for Advance”) to the Lender delivered before 12:00 Noon (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Revolving Advance specifying the amount of such Revolving Advance,  provided that, no Revolving Advance shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Loan would exceed the Maximum Rate.  Any Request for Advance applicable to a Revolving Advance received after 12:00 Noon (Minneapolis, Minnesota time) shall be deemed to have been received and be effective on the next Business Day.  The amount so requested from the Lender shall, subject to the terms and conditions of this Fourth Supplement, be made available to the Borrower by:  (i) depositing the same, in same day funds, in an account of the Borrower; or (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing.

(b)                                 Requests for Advances Irrevocable.  Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Lender against any loss or expense it may incur as a result of any failure to borrow any Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in this Section 7 of this Fourth Supplement and the MLA), including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund such Advance when such Advance, as a result of such failure, is not made on such date.

(c)                                  Minimum Amounts.  Each Revolving Advance shall be in a minimum amount equal to $50,000.00.

(d)                                 Unused Commitment Fee.  In addition to the fees payable on the effective date of this Fourth Supplement, Borrower agrees to pay to the Lender an Unused Commitment Fee on the average daily unused portion of such Lender’s commitment under the Term Revolving Loan from the date of this Fourth Supplement until the Term Revolving Loan Maturity Date at the rate of 0.35% per annum, payable in arrears in quarterly installments payable on the first (1st) day of each third month after the effective date of this Fourth Supplement.

(e)                                  Conditions Precedent to All Advances.  The Lender’s obligation to make each Advance under the Term Revolving Note shall be subject to the terms, conditions and covenants set forth in the MLA and this Fourth Supplement, including, without limitation, the following further conditions precedent:

(i)                                     Representations and Warranties.  The representations and warranties set forth in the MLA and this Fourth Supplement are true and correct in all material respects as of the date of the request for any Advance, except as disclosed in writing to the Lender, to the same extent and with the same effect as if made at and as of the date thereof except as disclosed in writing to the Lender;

(ii)                                  No Defaults.  The Borrower is not in default under the terms of the MLA, this Fourth Supplement, the Related Documents or any other Material Contracts to which the Borrower is a party and which relates to the construction of the Project or the operation of the Borrower’s business; and

(iii)                               Government Action.  No license, permit, permission or authority necessary for the construction or operation of the Project has been revoked or challenged by or before any Governmental Authority.

8.                                      Interest Rate.  Subject to the provisions of Section 2.08 and 2.11 of the MLA and Sections 9 and 12 of this Fourth Supplement, the Term Revolving Loan shall bear interest at a rate equal to the LIBOR Rate plus 325 basis points.  The computation of interest, amortization, maturity and other terms and conditions of the Term Revolving Loan shall be as provided in the Term Revolving Note, provided, however, in no event shall the applicable rate exceed the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received under applicable state or federal laws (the “Maximum Rate”).

9.                                      Default Interest.  In addition to the rights and remedies set forth in the MLA:  (i) if the Borrower fails to make any payment to Lender when due, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Term Revolving Loan shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Term Revolving Loan under the terms of the Term Revolving Note; (iii) after the maturity of the Term Revolving Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Term Revolving Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Term Revolving Loan under the terms of the Term Revolving Note.  Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

10.                               Late Charge.  If any payment of principal or interest due under this Fourth Supplement or the Term Revolving Note is not paid within ten (10) days of the due date thereof, the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

11.                               Excess Cash Flow.   In addition to all other payments of principal and interest required under the MLA, this Fourth Supplement and the Term Revolving Note, the Borrower shall remit to Lender, beginning with the first calendar quarter following the effective date of this Fourth Supplement, and continuing throughout the term of the Term Revolving Loan, the Borrower shall remit to Lender, in addition to all other installments of interest, an amount equal to 25% of the Borrower’s Excess Cash Flow for the immediately proceeding calendar quarter (the “Excess Cash Flow Payment”), provided however, that the total Excess Cash Flow Payments required hereunder shall not exceed $2,000,000.00 in any calendar year.  All Excess Cash Flow Payments shall be applied to the reduction of the outstanding principal balance of the Term Loan or the Term Revolving Loan, at the Lender’s sole discretion.  No Excess Cash Flow Payments shall be required during any calendar year should the Tangible Owner’s Equity be greater than 50% at the end of the immediately proceeding fiscal year of the Borrower.

12.                               Changes in Law Rendering Certain LIBOR Rate Loans Unlawful.  In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then:  (a) the Lender shall promptly notify each of the other parties hereto; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness.  During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of the MLA.

13.                               Maximum Amount Limitation.  Anything in the MLA, this Fourth Supplement, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on the Term Revolving Note or any of the Loan Obligations, or ever be required to pay interest on the Term Revolving Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any.  If the effective rate of interest which would otherwise be payable under the MLA, this Fourth Supplement, the Term Revolving Note, or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under the MLA, this Fourth Supplement, the Term Revolving Note, or any of the other Loan Documents shall be reduced to the Maximum Rate, if any.  If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under the MLA, this Fourth Supplement, the Term Revolving Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of the Term Revolving Note, be either refunded to the Borrower, or credited on the principal of the Term Revolving Note.  It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under the Term Revolving Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Term Revolving Note, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith.  This section shall control every other provision of all agreements among the parties to the MLA pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this section shall be deemed to be incorporated in every Loan Document and communication related thereto.

14.                               Security.  The Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in the MLA.

15.                               Representation and Warranty.  The Borrower hereby agrees with, reaffirms, and acknowledges that Borrower has the power and authority to execute, deliver, and perform this Fourth Supplement and any documents required under this Fourth Supplement and that all documents contemplated herein when executed and delivered to Lender will constitute the valid, binding and legally enforceable obligations of Borrower in accordance with their respective terms and conditions, except as enforceability may be limited by any applicable bankruptcy or insolvency laws.

16.                               Effect on First Supplement.  Except as set forth in Section 2 of this Fourth Supplement, effective on the Closing Date, this Fourth Supplement, the Term Revolving Note, the Third Supplement, and the Term Note shall supersede and replace in their entirety the First Supplement and Construction Note which shall thereafter be of no force or effect.

IN WITNESS WHEREOF, the parties have caused this Fourth Supplement to the Fourth Amended and Restated Master Loan Agreement to be executed by their duly authorized officers as of the date shown above.

HERON LAKE BIOENERGY, LLC, a
Minnesota limited liability company

/s/ Robert J. Ferguson
By: Robert J. Ferguson
Its: President

AGSTAR FINANCIAL SERVICES, PCA
an United States corporation

By:	/s/ Mark Schmidt
Mark Schmidt
Its Vice President